Exhibit 10.17

AMENDED AND RESTATED CONSIGNMENT AGREEMENT

          This AMENDED AND RESTATED CONSIGNMENT AGREEMENT made as of the 19th day of November, 2007 by and between SOVEREIGN PRECIOUS METALS, LLC, a Rhode Island limited liability company (“Consignor”) with offices at One Financial Plaza, Providence, Rhode Island 02903; TECHNITROL, INC., a Pennsylvania corporation with offices at 1210 Northbrook Drive, Suite 470, Trevose, Pennsylvania 19053 (“Customer”).

          This Amended and Restated Consignment Agreement amends and restates that certain Consignment Agreement, dated July 11, 2006 and amended and restated as of October 23, 2007, by and among the Consignor, AMI Doduco, Inc. and the Customer.

           1.          Commodities Consigned; Insurance and Risk of Loss; Title. (a) Commodities consigned hereunder will consist of: (i) gold bullion, minimum degree of fineness of 99.99% Unallocated Loco London, or mutually agreed upon fineness, form and location, in bars of approximately 400 fine troy ounces each (“Gold”); (ii) silver bullion, minimum degree of fineness of 99.99% in bars of approximately 5,000 fine troy ounces each (“Silver”); (iii) palladium bullion, minimum degree of fineness of 99.95% Unallocated Loco Zurich, or mutually agreed upon fineness, form and location, in bars of approximately 32.15 fine troy ounces each (“Palladium”); and (iv) platinum bullion, minimum degree of fineness of 99.95% Unallocated Loco Zurich, or mutually agreed upon fineness, form and location, in bars of approximately 32.15 fine troy ounces each (“Platinum”). EXCEPT AS PROVIDED ABOVE, AND EXCEPT FOR A WARRANTY THAT CONSIGNOR SHALL HAVE TITLE TO THE COMMODITIES AT THE TIME THAT CUSTOMER SHALL PURCHASE SUCH COMMODITIES FROM CONSIGNOR AND WITHDRAW SUCH COMMODITIES FROM CONSIGNMENT AS HEREINAFTER PROVIDED, CONSIGNOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND CONSIGNOR DISCLAIMS ALL SUCH WARRANTIES. Commodities shall be consigned in amounts as requested by Customer from time to time. At no time shall the value of consigned commodities exceed the lesser of: (i) $50,000,000 less the total amounts of the Borrower’s foreign exchange obligations to Sovereign Bank; (ii) 12,000 fine troy ounces of Gold, 3,350,000 fine troy ounces of Silver, 2,000 fine troy ounces of Palladium, and 1,000 fine troy ounces of Platinum; (iii) such other limit as the parties may agree upon; or (iv) such limit as Consignor may approve in its sole discretion (“Consignment Limit”).

          (b)          Each delivery of commodities shall be at Customer’s expense and, if Customer shall select the carrier for any such delivery, Customer shall bear the risk of any loss by such carrier. Following the delivery of commodities to Customer, or to such other location as may be agreed upon from time to time by the parties hereto, Customer shall insure the commodities to their full value against all risks of loss and shall, as between Consignor and Customer, accept all risk of loss until their purchase or return to Consignor.

          (c)          Title to consigned commodities shall remain in Consignor until commodities are purchased and withdrawn from consignment. Commodities are deemed to be on consignment until paid for in full, whereupon title to such commodities shall pass to Customer.

          (d)          Customer shall deliver to Consignor a letter certifying the names of persons (each an “Authorized Representative”) authorized to transact consignment and other transactions hereunder. Any person identifying himself or herself as an Authorized Representative may effect transactions hereunder. Consignor shall have no obligation to ascertain whether the person is in fact an Authorized Representative or is in fact authorized to effect the transaction. Consignor may verify any request for a transaction. Customer authorizes Consignor to record all requests Consignor may receive from Customer or any person purporting to act on behalf of Customer.

          (e)          Consignor is obligated to engage only in transactions involving commodities in units, fineness and quantities it customarily maintains in its inventory, but Consignor may from time to time agree to other types of transactions. Commodities in the possession or control of Customer or a third party for the account of Customer shall constitute consigned commodities hereunder notwithstanding such commodities: (i) are in alloyed form or contained in raw materials, work in process or finished goods; (ii) are delivered to or credited to the account of Customer by a third party in exchange for or in consideration of commodities delivered by Consignor to such third party; or (iii) are sold by Customer to Consignor and then consigned back to Customer.

          2.          Valuation. For purposes of this Agreement: (a) the value of Gold, Palladium and Platinum bullion shall be determined on the basis of the London Bullion Market Association or the London Platinum and Palladium Market second fixing price for such commodity on the valuation date or, if no price is available for such date, then on the basis of said second fixing price on the next previous day for which it is available; and (b) the value of Silver bullion shall be determined on the basis of the London Bullion Market Association’s silver fixing price for such commodity on the valuation date or, if no price is available for such date, then on the basis of said published price for the previous day for which such price was available. Should the London Bullion Market Association or London Platinum and Palladium Market discontinue or alter its practice of quoting a price for gold, silver, palladium or platinum as applicable on any day for which such a price is necessary for the purposes hereof, Consignor shall announce a substituted index commonly used in the trade to become the method of valuation hereunder.

          3.          Payments by Customer.

          (a)         During such time as consigned commodities are consigned to Customer hereunder and until the same are withdrawn from consignment and paid for in full by Customer as hereinafter provided, Customer will pay to Consignor a fee computed daily on the value of such consigned commodities at such rate or rates as Consignor shall specify in writing to Customer, and as such rates may change from time to time upon notice to Customer, such fee to be accrued on a daily basis and paid to Consignor not later than the tenth (10th) day of each month. A consignment fee calculated in accordance with this subparagraph shall be known as a “Floating Consignment Fee”.

          (b)          During such time as consigned commodities are consigned to Customer hereunder and until the same are withdrawn from consignment and paid for in full by Customer as hereinafter provided and provided that no Event of Default (as hereinafter defined) has occurred and is then continuing, instead of paying the Floating Consignment Fee set forth above, Customer may elect to pay to Consignor a Fixed Consignment Fee with respect to consigned commodities in accordance with the following:

          (i)         Such Fixed Consignment Fee shall be calculated for a certain specific quantity of consigned commodities consigned to Customer for a certain specific Consignment Period at a rate announced by Consignor from time to time upon the request of Customer. The quantity and type of consigned commodities, and the Consignment Period shall be selected by Customer and consented to by Consignor. Once the specific quantity and type of consigned commodities and the specific Consignment Period have been selected and the consignment fee determined, such selections shall be irrevocable and binding on Customer and shall obligate Customer to accept the consignment requested from Consignor in the amount and for the Consignment Period specified.

          (ii)         The Fixed Consignment Fee shall be accrued on a daily basis and paid to Consignor not later than the tenth (10th) day of each month.

          (c)          At such time as Customer shall request the consignment and delivery of consigned commodities under this Agreement, it shall become obligated to pay to Consignor a market premium per troy ounce as announced by Consignor at the time of such consignment (“Market Premium”). Such payment is to be made within ten (10) days after Customer’s receipt of Consignor’s monthly invoice by bank wire to a bank of Consignor’s choice. At such time as Customer shall purchase and withdraw consigned commodities from consignment under this Agreement, it shall become obligated to pay to Consignor: (i) a purchase price computed in accordance with Paragraph 2 hereof if such purchase is effected by Customer prior to 2:30 p.m., Greenwich Mean Time, on any Business Day; or (ii) such other purchase price as shall be mutually agreed upon by Consignor and Customer (“Purchase Price Payment”). The purchase of all consigned commodities bearing a Fixed Consignment Fee shall take place on the last day of the Consignment Period relating thereto. All Purchase Price Payments are to be made within two (2) Business Days after such purchase by bank wire to a bank of Consignor’s choice, provided, however, title to such consigned commodities shall not pass until the making of such Purchase Price Payment. Consigned commodities shall be deemed to have been purchased and withdrawn from consignment at such time as Customer shall notify Consignor that it elects to purchase such consigned commodities from Consignor.

          (d)          Customer hereby agrees to pay upon demand: (i) interest on any Purchase Price Payment not paid when due hereunder at a rate per annum equal to the floating Prime Rate (as hereinafter defined) of Sovereign Bank (“Bank”), plus five percent (5%), from the date of delinquency until payment in full; and

(ii) interest on any Consignment Fees, Market Premium or any other amount due hereunder not paid when due hereunder at a rate per annum equal to the floating Prime Rate of Bank, plus five percent (5%), from the date of delinquency until payment in full. For the purposes hereof, the term “Prime Rate” shall mean the variable per annum rate of interest so designated from time to time by Bank as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. All payments made under this Agreement shall be made by Customer to Consignor at the address of Consignor set forth above or at such other place as Consignor may from time to time specify, in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments. If any payment hereunder becomes due on a day that is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment. All payments shall be applied first to the payment of all fees and other amounts due Consignor (including Market Premiums but excluding the purchase price of commodities hereunder and Consignment Fees), then to accrued Consignment Fees, and the balance on account of the outstanding purchase price of commodities hereunder; provided, however, that after the occurrence of an Event of Default, payments will be applied to the obligations of Customer to Consignor as Consignor determines in its sole discretion.

          (e)          Customer may elect from time to time to convert any outstanding Floating Consignment Fee consignment to a Fixed Consignment Fee consignment and to convert any outstanding Fixed Consignment Fee consignment to a Floating Consignment Fee consignment, provided, however, that: (i) with respect to any such conversion of a Fixed Consignment Fee consignment into a Floating Consignment Fee consignment, such conversion shall only be made on the last day of the Consignment Period with respect thereto; provided, however, in the event of any governmental action pursuant to Paragraph 3 (k) hereof, Customer may make a conversion prior to the last day of any such Consignment Period; (ii) with respect to any such conversion of a Floating Consignment Fee consignment to a Fixed Consignment Fee consignment, Customer shall give Consignor at least two (2) Eurodollar Business Days’ prior notice by telephone or by electronic mail of the day on which such election is effective; and (iii) no consignment may be converted into a Fixed Consignment Fee consignment when Consignor has declared the existence of an Event of Default hereunder. Customer shall give to Consignor telephonic notice (confirmed in writing by Customer) of its decision to convert an outstanding consignment. All or any part of outstanding consignments under this Agreement may be converted as provided herein. Each such request shall be irrevocable by Customer.

          (f)          Any Fixed Consignment Fee consignments may be continued as such upon the expiration of a Consignment Period with respect thereto by giving to Consignor telephonic notice (confirmed in writing by Customer) of Customer’s decision to continue an outstanding consignment as such; provided, however, that no Fixed Consignment Fee consignment may be continued as such when Consignor has declared the existence of an Event of Default hereunder, but shall be automatically converted to a Floating Consignment Fee consignment on the last day of the first Consignment Period relating thereto ending during the continuance of such Event of Default.

          (g)          In the event that Customer does not notify Consignor of its election hereunder with respect to any consignment, such consignment shall be automatically converted to a Floating Consignment Fee consignment at the end of the applicable Consignment Period.

          (h)          In the event, prior to the commencement of any Consignment Period relating to any Fixed Consignment Fee consignment, Consignor shall determine in good faith that adequate and reasonable methods do not exist for ascertaining the Fixed Consignment Fee that would otherwise determine the rate of interest to be applicable to any Fixed Consignment Fee consignment during any Consignment Period, Consignor shall forthwith give notice of such determination (which shall be conclusive and binding on Customer) to Customer. In such event: (a) any request for a Fixed Consignment Fee consignment shall be automatically withdrawn and shall be deemed a request for a Floating Consignment Fee consignment; (b) each Fixed Consignment Fee consignment will automatically, on the last day of the then current Consignment Period thereof, become a Floating Consignment Fee consignment; and (c) the obligations of Consignor to make Fixed Consignment Fee consignments shall be suspended until Consignor determines that the circumstances giving rise to such suspension no longer exist, whereupon Consignor shall so notify Customer.

          (i)          Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for Consignor to make or maintain Fixed Consignment Fee consignments, Consignor shall forthwith give notice of such circumstances to Customer and thereupon: (a) the agreement of Consignor to make Fixed Consignment Fee consignments shall forthwith be suspended; and (b) the Fixed Consignment Fee consignments then outstanding shall be converted automatically to Floating Consignment Fee consignments on the last day of each Consignment Period applicable to such Fixed Consignment Fee consignments or within such earlier period as may be required by law.

           (j)          Customer shall indemnify Consignor and hold Consignor harmless from and against any loss, cost or expense that Consignor may sustain or incur as a consequence of: (a) default by Customer in payment of any Fixed Consignment Fee consignments as and when due and payable (including, without limitation, as a result of prepayment or late payment of the purchase price for the consigned commodities or the acceleration of the consignment facility indebtedness pursuant to the terms of this Agreement), which expenses shall include any such loss or expense arising from interest or fees payable by Consignor to a consignor or lender of commodities or funds obtained by Consignor in order to make or maintain its Fixed Consignment Fee consignments; (b) default by Customer in taking a consignment or conversion after Customer has given (or is deemed to have given) its request therefore; and (c) the purchase of consigned commodities bearing a Fixed Consignment Fee or the making of any conversion of any such consignment to a Floating Consignment Fee consignment on a day that is not the last day of the applicable Consignment Period with respect thereto, including interest or fees payable by Consignor to a consignor or lender of commodities or funds obtained by Consignor in order to make or maintain any such consignments.

           (k)          If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to Consignor by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

           (i)          If Company’s action(s) cause subject Consignor to be subject to any tax (except for taxes on income or profits), levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Consignment Agreement or this consignment facility, or

           (ii)         materially change the basis of taxation (except for changes in taxes on income or profits) of payments to Consignor of the principal of or the interest on this consignment facility or any other amounts payable to Consignor under this Consignment Agreement, or

           (iii)        impose on Consignor any other conditions or requirements with respect to this Consignment Agreement, this consignment facility or any class of loans or commitments of which this consignment facility forms a part;

and the result of any of the foregoing is, following the date hereof:

           (i)         to increase the cost to Consignor of making, funding, issuing, renewing, extending or maintaining this consignment facility, or

           (ii)         to reduce the amount of principal, interest or other amount payable to Consignor hereunder on account of this consignment facility, or

           (iii)        to require Consignor to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by Consignor for Customer hereunder;

then, and in each such case, Customer will, upon demand by Consignor, at any time and from time to time and as often as the occasion therefore may arise, pay to Consignor such additional amounts as will be sufficient to compensate Consignor for such additional cost, reduction, payment or foregone interest or other sum.

           (l)          Upon the occurrence of any of the events set forth in Paragraph 3(i), Paragraph 3(j) or Paragraph 3(k) hereof, Consignor shall provide to Customer a certificate setting forth any additional amounts payable pursuant thereto, together with a brief explanation of such amounts.

           4.          Maintenance of Consignment Limit. If the value of commodities on consignment at any time exceeds the Consignment Limit, Customer will promptly either (a) purchase and withdraw from consignment (and make payment to Consignor as provided in Paragraph 3), a quantity of consigned commodities which has an aggregate value sufficient to result in the value of the remaining consigned commodities to be less than the Consignment Limit, or (b) deliver to Consignor sufficient of such consigned commodities to achieve the same result. Any such delivery shall be at Customer’s expense and risk.

           5.          True Consignment. This Agreement shall provide for a true consignment and all transactions hereunder shall constitute true consignments of commodities.

           6.          Warranties. Customer warrants and represents to Consignor (which warranties and representations shall survive the execution of this Agreement and the delivery of consigned commodities to Customer) that:

           (a)       Customer (i) is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania; and (ii) has the corporate power and authority to execute, deliver and perform this Agreement and to carry on business as now conducted. The execution, delivery and performance by Customer of the terms of this Agreement have been authorized by all requisite corporate action and will not violate the charter or bylaws of Customer or any document to which it is a party or by which it is bound. This Agreement constitutes the legal, valid and binding obligation of Customer enforceable in accordance with its terms.

           (b)       No Event of Default, as defined herein, and no event which, with the passage of time or the giving of notice, would become an Event of Default, has occurred and is continuing. No statement made by or on behalf of Customer herein or in any writing furnished to Consignor contains an untrue statement of material fact or omits any material fact necessary to make such statement not misleading.

           7.         Affirmative and Negative Covenants. Customer covenants, from the date hereof until payment and performance of all obligations of Customer hereunder, Customer shall:

           (a)       Do all things necessary to keep in full force and effect its corporate existence; and not dissolve or liquidate and not change its corporate name unless it has provided Consignor with thirty (30) days prior written notice thereof.

           (b)       Not create, incur, assume or suffer to exist any mortgage, security interest, pledge, lien or other encumbrance on any of the consigned commodities or on any products or inventory which contains consigned commodities.

          (c)        Should the Customer fail to file annual financial statements within ninety (90) days of the Customer’s fiscal year end, and/or fail to file quarterly financial statements within thirty (30) day of the Customer’s financial quarter ends with the Securities and Exchange Commission, then the Customer shall be required to Furnish to Consignor: (i) within ninety (90) days after the end of each of Customer’s fiscal years, a copy of Customer’s annual report, the financial statements contained therein prepared by an independent certified public accountant acceptable to Consignor, inclusive of consolidating financial statements; (ii) within thirty (30) days after the Customer’s financial quarter end(s) the financial statements contained therein prepared by an independent certified public accountant acceptable to Consignor, inclusive of consolidating financial statements; (iii) annual consolidating financial statements within ninety (90) days after the end of each of Customer’s fiscal years, and (iv) such additional information regarding the location and use of consigned commodities by Customer as Consignor may reasonably request.

           8.          Conditions to Consignor’s Obligation to Consign. The obligation of Consignor to deliver and/or consign commodities hereunder is subject to the following conditions precedent: (a) the representations and warranties in Paragraph 6 shall be true and correct on and as of the date hereof and the date each consignment is requested and is to occur; and (b) no Event of Default, nor any event which upon notice or lapse of time or both would constitute an Event of Default, shall have occurred and be continuing.

           9.           Default. In case of the occurrence of any one or more of the following events (each an “Event of Default”):

          (a)          default in the payment or performance of any of Customer’s material obligations or agreements hereunder which, in the case of a performance default is not cured within thirty (30) days after written notice of such default from Consignor; or

          (b)          any representation or warranty made herein or in any document furnished in connection with this Agreement shall prove to be false or misleading in any material respect; or

          (c)          Customer shall make an assignment for the benefit of creditors; file or suffer the filing of any voluntary or involuntary petition under any chapter of the Bankruptcy Code; apply for or permit the appointment of a receiver, trustee or custodian of any of its property or business; become insolvent or suffer the entry of an order for relief under Title 11, United States Code; or make an admission of its inability to pay its debts as they become due; or

          (d)          the occurrence of any material loss, theft or destruction of or damage to any of the consigned commodities; or the occurrence of any attachment on any of the consigned commodities; or

          (e)          the occurrence of any Event of Default as defined in that certain Credit Agreement dated as of October 14, 2005 (the “Credit Agreement”) by and among Customer, certain subsidiaries of Customer, Bank of America, N.A. and the Lenders (as defined in the Credit Agreement), as the same may be amended and/or amended and restated from time to time, that causes any or all of the Obligations (as defined in the Credit Agreement) to be immediately due and payable;

then in any such event (i) the obligations of Consignor hereunder shall, at Consignor’s option, terminate, (ii) Customer shall promptly return to Consignor all commodities theretofore consigned to but not purchased and paid for by Customer, and (iii) all Customer’s obligations to Consignor shall become and be immediately due and payable without presentment, demand or notice, all of which are hereby expressly waived, notwithstanding any credit or time allowed to Customer or any agreement to the contrary. Customer shall, at Consignor’s request, immediately assemble all consigned commodities, and Consignor may go upon Customer’s premises during normal business hours to take immediate possession thereof. Customer shall pay all reasonable legal expenses and attorneys’ fees incurred by Consignor in enforcing Consignor’s rights, powers and remedies under this Agreement. No failure or delay on Consignor’s part to exercise or to enforce any of its rights hereunder or to require strict compliance with the terms hereof and no course of conduct on Consignor’s part shall constitute a waiver or relinquishment of any rights hereunder. Consignor’s recourse shall be limited to outstanding obligations, consignment fees, any previously agreed upon outstanding invoices, and any reasonable legal expenses incurred.

          10.          Termination; Return of Commodities. Consignor or Customer may terminate this Agreement upon thirty (30) days prior written notice. Upon the giving of such notice or at any time thereafter, Consignor may, at its option, suspend or terminate its obligation to consign or deliver commodities hereunder. Upon termination of this Agreement, Customer shall, within forty-eight (48) hours following the request of Consignor, deliver to Consignor, at Customer’s expense and risk, any commodities consigned but not purchased and paid for in full.

          11.          Expenses. Customer shall pay on demand all reasonable expenses of Consignor in connection with the preparation, default, collection, waiver or amendment of terms, or in connection with Consignor’s exercise, preservation or enforcement of any of its rights, remedies or options under this Agreement, including, without limitation, reasonable fees of outside legal counsel; and the amount of all such expenses shall, until paid, bear interest at the rate set forth in Section 3 hereof and be an obligation secured by any collateral. Consignor shall provide prior notice to Customer as to any legal fees and related expenses that will be charged to Customer for the preparation and/or negotiation of any amendments to this Agreement or any other agreements relating to this Agreement.

          12.          Additional Definitions.

          “Business Day” means each and every day other than Saturdays, Sundays and days on which

Consignor is closed by virtue of a national holiday or a holiday in the State of Rhode Island.

          “Consignment Period” means, with respect to the consignment of commodities based upon a Fixed Consignment Fee, the period beginning on the Drawdown Date and ending on the day which numerically corresponds to such date one, two or three months (or such other period, if agreed to by the Consignor) thereafter (or, if such month has no numerically corresponding day, on the last Eurodollar Business Day of such month), as the Customer may select in its notice provided pursuant to Section 3 hereof; provided, however, that:

(a) Consignment Periods commencing on the same date for consignments of consigned commodities comprising part of the same consignment shall be of the same duration, and

                (b) if such Consignment Period would otherwise end on a day which is not a Eurodollar Business Day, such Consignment Period shall end on the next following Eurodollar Business Day; provided, however, that if such next following Eurodollar Business Day is the first Eurodollar Business Day of a calendar month, such Consignment Period shall end on the next preceding Eurodollar Business Day.

          “Drawdown Date” means the date on which any consignment under this consignment facility is made or is to be made and the date on which any consignment under this consignment facility is converted or continued in accordance with Section 3 hereof.

          “Eurodollar Business Day” means any day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

          “Fixed Consignment Fee” means a consignment fee calculated in accordance with the provisions of Paragraph 3(b) hereof.

          “Floating Consignment Fee” means a consignment fee calculated in accordance with the provisions of Paragraph 3(a) hereof.

           13.          Miscellaneous. (a) The rights of Customer under this Agreement may not be assigned without the prior written consent of Consignor. All covenants and agreements of Customer contained herein shall bind Customer, its successors and assigns, and shall inure to the benefit of Consignor, its successors and assigns.

           (b)          Customer agrees to indemnify and hold harmless Consignor from and against any third-party claims, actions and suits resulting from: (i) any actual or proposed use by Customer of the commodities consigned, delivered or sold to Customer by Consignor; or (ii) Customer’s violation of any environmental law or release or threatened release of any hazardous materials (including, but not limited to claims with respect to wrongful death, personal injury or damage to property); in each case including, without limitation, Consignor’s reasonable fees and disbursements of counsel incurred in connection with any such litigation or other proceeding; provided, however, that Consignor shall not be entitled to indemnification if: (i) a court of competent jurisdiction finally determines (all appeals having been exhausted or waived) that Consignor acted in bad faith or with willful misconduct; (ii) if Consignor has not provided Customer with prompt notice of a claim, action or suit; or (iii) if Consignor has settled any claim or compromised any of Customer’s rights without the consent of Customer. The provisions of this subsection shall survive payment or satisfaction of payment of all amounts owing by Customer with respect to the obligations hereunder and the termination of the obligations of Consignor hereunder.

          (c)          This Agreement shall be governed by and construed under Rhode Island law. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity of all other terms shall not be affected thereby. Customer submits to the jurisdiction of the courts of Rhode Island and of any federal court located in such state, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or proceeding arising out of the breach by Customer of any of its obligations under this Agreement, and expressly waives any and all objections it may have as to venue in any of such courts and agrees that service of process may be made on Customer by mailing a copy of the summons to the address of Customer on the books and records of Consignor. CUSTOMER WAIVES TRIAL BY JURY IN CONNECTION WITH ANY SUIT OR ACTION ARISING OUT OF OR CONCERNING ITS OBLIGATIONS IN CONNECTION WITH THIS AGREEMENT.

          (d)          All communications hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, by overnight courier, by confirmed telecopier or by hand to the address of Consignor or Customer provided above, as applicable, or to such other address as the parties may provide to each other. Notices shall be deemed effective three (3) days after deposit in the mail, if sent by certified mail; the next business day, if sent by overnight courier; upon confirmation, if sent by confirmed telecopier; and upon delivery, if sent by hand.

          (e)          This Agreement and any amendments hereto may be executed in multiple counterparts, each of which shall deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be considered original signatures.

          IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

TECHNITROL, INC.

By: /s/ Drew A. Moyer

Name: Drew A. Moyer
Title: Sr. Vice President & CFO

SOVEREIGN PRECIOUS METALS, LLC

By: /s/ Michael Smith

Name: Michael Smith
Title: Senior Vice President